Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Merrill Lynch & Co., Inc. on Form S-8 related to the Merrill Lynch & Co., Inc. Deferred Stock Unit Plan for Non-Employee Directors of our reports dated March 2, 2005, relating to the consolidated financial statements, the related financial statement schedule and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

New York, New York
May 20, 2005